Exhibit 99.1

NEWS RELEASE

Contacts:        Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2008 Third Quarter Results

GLOUCESTER, MA, July 24, 2008 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced results for its fiscal 2008 third quarter ended June 27, 2008.

Revenue for the third quarter of fiscal 2008 totaled $182.6 million, compared to revenue of $288.8 million for the same period a year ago. Varian Semiconductor recorded net income of $18.3 million, or $0.25 per diluted share during the third quarter of fiscal 2008, compared to net income of $23.4 million, or $0.29 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor's chief executive officer, said, “With slower overall business conditions, we are aggressively driving new product and application development to improve our position when capital spending increases. With these new product and application opportunities, we should capture more of the market and grow the overall total available market for ion implantation equipment.”

Bob Halliday, chief financial officer, provided forward guidance for the fourth quarter of fiscal year 2008 by stating, “We currently expect revenue to be between $130 and $140 million, with earnings slightly above break-even. We have taken a number of cost-cutting actions, including a shutdown during the last week of August. We continue to drive cost reductions, including additional shutdowns in the calendar year.”

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VSEA Announces FY 2008 Q3 Results	Page 2	July 24, 2008

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for fourth quarter fiscal 2008 revenue and earnings per share, market share, expected product plans, financial performance, market conditions, Varian Semiconductor’s positioning new products and applications for ion implant, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2008 Q3 Results	Page 3	July 24, 2008

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007
Revenue
Product	$159,283	$264,253	$629,755	$686,466
Service	23,307	21,940	62,183	63,112
Royalty	13	2,565	59	6,607

Total revenue	182,603	288,758	691,997	756,185
Cost of revenue	94,666	153,023	360,611	409,153

Gross profit	87,937	135,735	331,386	347,032

Operating expenses
Research and development	27,187	26,267	84,469	76,046
Marketing, general and administrative	32,116	31,498	97,517	94,524
Restructuring	646	—	646	—

Total operating expenses	59,949	57,765	182,632	170,570

Operating income	27,988	77,970	148,754	176,462
Interest income, net	1,773	4,500	6,636	15,919
Other income (expense), net	179	(292)	272	401

Income before income taxes	29,940	82,178	155,662	192,782
Provision for income taxes	11,616	58,792	59,617	93,981

Net income	$18,324	$23,386	$96,045	$98,801

Weighted average shares outstanding – basic	72,606	79,052	73,881	81,392
Weighted average shares outstanding – diluted	73,879	81,116	75,339	83,297
Net income per share – basic	$0.25	$0.30	$1.30	$1.21
Net income per share – diluted	$0.25	$0.29	$1.27	$1.19

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VSEA Announces FY 2008 Q3 Results	Page 4	July 24, 2008

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 27,	September 28,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$121,131	$109,514
Short-term investments	55,247	88,384
Accounts receivable, net	153,578	189,573
Inventories	165,941	170,293
Deferred income taxes	35,388	27,907
Other current assets	18,188	26,010

Total current assets	549,473	611,681
Long-term investments	76,719	96,153
Property, plant and equipment, net	69,246	73,980
Other assets	16,886	17,274

Total assets	$712,324	$799,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$545	$510
Accounts payable	30,959	49,863
Accrued expenses	58,569	55,289
Product warranty	9,711	12,183
Deferred revenue	37,255	54,742

Total current liabilities	137,039	172,587
Long-term accrued expenses and other liabilities	64,582	53,904
Deferred income taxes	3,685	3,858
Long-term debt	2,410	2,761

Total liabilities	207,716	233,110

Stockholders’ equity
Common stock	933	927
Capital in excess of par value	572,179	548,426
Less: Cost of treasury stock	(714,877)	(535,423)
Retained earnings	647,562	553,221
Accumulated other comprehensive loss	(1,189)	(1,173)

Total stockholders’ equity	504,608	565,978

Total liabilities and stockholders’ equity	$712,324	$799,088

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